FOR IMMEDIATE RELEASE

Alpha Announces Preliminary Sales Volumes and Realizations for Third Quarter 2023 and Revised Full Year 2023 Guidance

BRISTOL, Tenn., October 12, 2023 – Alpha Metallurgical Resources, Inc. (NYSE: AMR) (“Alpha” or the “Company”), a leading U.S. supplier of metallurgical products for the steel industry, today announced preliminary sales volumes and realizations for the third quarter of 2023 and revised full year 2023 guidance.

“Alpha's third quarter was negatively impacted by a number of factors that warrant an announcement to the market ahead of our earnings release on November 2,” said Andy Eidson, Alpha’s chief executive officer. “We have also tightened and adjusted our full-year guidance ranges for shipment volumes and Met segment cost of coal sales to provide investors with additional visibility into how we expect the year to conclude. On top of some weather-related problems that caused vessel delays in the quarter, we experienced mechanical issues at DTA that hampered the ability to load and ship our coal. We expect to provide additional information soon regarding our analysis of DTA's long-range capital improvement needs to strengthen its efficiency and restore capacity lost to recurrent operational interruptions.”

Eidson continued: “Along with lower-than-expected shipment volumes in the quarter, we sold some lower-priced tons from the development areas at new mines during the pricing trough early in the quarter, which negatively impacted our average realizations for the period.”

Preliminary Financial Performance

Coal Revenues

(millions)
Three months ended
Sept. 30, 2023
Met Segment	$731.5
All Other	$7.5

Met Segment (excl. freight & handling)(1)	$636.7
All Other (excl. freight & handling)(1)	$7.5

Tons Sold	(millions)
Three months ended
Sept. 30, 2023
Met Segment	4.1
All Other	0.1

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1. Represents Non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Coal Sales Realization(1)

(per ton)
Three months ended
Sept. 30, 2023
Met Segment	$154.73
All Other	$68.32
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1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Third quarter net realized pricing for the Met segment was $154.73 per ton. Net realization in the All Other category was $68.32 per ton in the third quarter.

The table below provides a breakdown of our Met segment coal sold in the third quarter by pricing mechanism.

	(in millions, except per ton data)
Met Segment Sales	Three months ended Sept. 30, 2023
	Tons Sold	Coal Revenues	Realization/ton(1)	% of Met Tons Sold
Export - Other Pricing Mechanisms	1.4	$190.5	$136.76	37%
Domestic	1.1	$210.1	$192.93	29%
Export - Australian Indexed	1.3	$204.4	$158.56	34%
Total Met Coal Revenues	3.8	$605.0	$160.43	100%
Thermal Coal Revenues	0.3	$31.7	$92.22
Total Met Segment Coal Revenues (excl. freight & handling)(1)	4.1	$636.7	$154.73
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1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

2023 Guidance Adjustments

Alpha is reducing full-year 2023 metallurgical coal shipment guidance to a range of 14.8 million tons to 15.2 million tons, down from the previous range of 15.0 million tons to 16.0 million tons. The company is increasing volume guidance for the All Other category to 0.5 million tons to 0.7 million tons, up from the prior range of 0.3 million tons to 0.6 million tons. These adjustments bring Alpha's total 2023 shipment guidance down to a range of 16.3 million tons to 17.3 million tons across the entire organization, down from the prior range of 16.3 million tons to 18.0 million tons.

The company is increasing Met segment cost of coal sales guidance to a range of $110.00 per ton to $113.00 per ton, up from the previous range of $106.00 per ton to $112.00 per ton.

Todd Munsey, Alpha’s chief financial officer, commented on the company's adjusted guidance ranges: "In light of the logistics challenges we have experienced throughout the year, we lowered our overall shipment volume guidance and tightened the ranges to reflect our expectations for the balance of the year. Additionally, due to further investments in employee wages as well as the significant movement of the met coal indices, which directly impact sales-related costs, we are increasing our Met segment cost of coal sales guidance for the full year."

2024 Sales Commitments

The company has committed approximately 4.0 million tons of metallurgical coal at an average price of $160.91 per ton to domestic customers for shipment in the calendar year 2024. These 4.0 million tons include committed carryover tons from calendar year 2023 to 2024.

Share Repurchase Program

As previously announced, Alpha's board of directors authorized a share repurchase program allowing for the expenditure of up to $1.2 billion for the repurchase of the company's common stock. As of October 6, 2023, the company had acquired approximately 6.0 million shares of common stock at a cost of approximately $917 million since the start of the program. The number of common stock shares outstanding as of October 6, 2023 was 13,374,904, not including the potentially dilutive effect of unvested equity awards.

The timing and amount of share repurchases will continue to be determined by the company's management based on its evaluation of market conditions, the trading price of the stock, applicable legal requirements, compliance with the provisions of the company's debt agreements, and other factors.

November 2 Earnings Announcement and Conference Call

The company plans to announce its definitive third quarter 2023 financial results before the market opens on Thursday, November 2, 2023. The company also expects to hold a conference call regarding its third quarter 2023 results on November 2, 2023, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 877-407-0832 (domestic toll-free) or 201-689-8433 (international) approximately 15 minutes prior to start time.

Note About Preliminary Results

The financial results presented in this release are preliminary and may change. This preliminary financial information includes calculations or figures that have been prepared internally by management. There can be no assurance that the Company’s actual results for the periods presented herein will not differ from the preliminary financial results presented herein, and such differences could be material. These preliminary financial results should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and are not necessarily indicative of the results to be achieved for any future period. This preliminary financial information could be impacted by the effects of the Company’s financial closing procedures, final adjustments, and other developments.
About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measure “non-GAAP coal revenues.” We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate the Company’s operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended September 30, 2023
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$731,481	$7,517	$738,998
Less: Freight and handling fulfillment revenues	(94,770)	(2)	(94,772)
Non-GAAP Coal revenues	$636,711	$7,515	$644,226
Tons sold	4,115	110	4,225
Non-GAAP Coal sales realization per ton	$154.73	$68.32	$152.48

	Three Months Ended September 30, 2023
(In thousands, except for per ton data)	Tons Sold	Coal Revenues	Non-GAAP Coal sales realization per ton	% of Met Tons Sold
Export - other pricing mechanisms	1,393	$190,503	$136.76	37%
Domestic	1,089	210,106	$192.93	29%
Export - Australian indexed	1,289	204,378	$158.56	34%
Total Met segment - met coal	3,771	604,987	$160.43	100%
Met segment - thermal coal	344	31,724	$92.22
Total Met segment Coal revenues	4,115	636,711	$154.73
All Other Coal revenues	110	7,515	$68.32
Non-GAAP Coal revenues	4,225	644,226	$152.48
Add: Freight and handling fulfillment revenues	—	94,772
Coal revenues	4,225	$738,998